------------------                      U.S. SECURITIES AND EXCHANGE COMMISSION                         ---------------------------
     FORM 3                                      Washington, D.C. 20549                                 OMB APPROVAL
------------------                                                                                      OMB Number:  3235-0104
                           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                      Expires:September 30, 1998
                    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,             Estimated average burden
                       Section 17(a) of the Public Utility Holding Company Act of 1935 or               hours per response.0.5
                              Section 30(f) of the Investment Company Act of 1940

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
1. Name and Address of Reporting Persons   2. Date of Event          4. Issuer Name and Ticker or Trading Symbol
                                              Requiring Statement
                                              (Month/Day/Year)
                                                                        Distinctive Devices, Inc.  (DDEV - OTCBB)
                                                 03/05/2002
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   (Last)       (First)        (Middle)                              5. Relationship of Reporting         6. If Amendment,
                                                                        Person to Issuer                     Date of Original
   Ammosov     Alexander                                                (Check all applicable)               (Month/Day/Year)

                                                                         __x__ Director   __x__ 10% Owner
                                                                         _____ Officer    _____ Other
                                                                               (give title      (specify
                                                                                below)           below)
                                                                         _________________________________

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                (Street)                   3. IRS or Social                                               7. Individual or Joint/
                                              Security Number of                                             Group Filing
                                              Reporting Person                                               (Check Applicable Line)
Distinctive Devices, Inc.                     (Voluntary)                                                    __x__ Form filed by
One Bridge Plaza, Suite 100                                                                                        One Reporting
                                                                                                                   Person
                                                                                                             ____  Form filed by
                                                                                                                   More than One
                                                                                                                   Reporting Person

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  (City)        (State)         (Zip)
 Fort Lee        New Jersey     07024                          TABLE 1-- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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
1. Title of Security                       2. Amounts of             3. Ownership Form:         4. Nature of Indirect
   (Instr. 4)                                 Securities                Direct (D) or              Beneficial Ownership
                                              Beneficially Owned        Indirect (I)               (Instr. 5)
                                              (Instr. 4)                (Instr. 5)
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
Common Stock, $0.05 par value                   500,000 shares               D
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Common Stock, $0.05 par value                 1,250,000 shares               I                     **
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
           (Print or Type Responses)
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).


FORM 3 (CONTINUED)         TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS,
                                       CONVERTIBLE SECURITIES)

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
1. Title of Derivative     2. Date                   3. Title and Amount of      4. Conversion   5. Ownership    6. Nature of
   Security (Instr. 4)        Exercisable               Securities Underlying       or Exercise     Form of         Indirect
                              and                       Derivative Security         Price of        Derivative      Beneficial
                              Expiration                (Instr. 4)                  Derivative      Security:       Ownership
                              Date                                                  Security        Direct          (Instr. 5)
                                                                                                    (D) or
                              (Month/Day/Year)                                                      Indirect
                                                                                                    (I)
                                                                                                    (Instr. 5)
                           ----------------------     ----------------------
                           Date        Expiration     Title        Amount or
                           Exercisable Date                        Number of
                                                                   Shares
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10% Convertible Debenture  12/27/      12/27/         Common       Variable*        Variable*           I               **
                            2001       2006           Stock,
                                                      $0.05
                                                      par value
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

EXPLANATION OF RESPONSES:
  * The Amount of Shares and the Conversion Price Per Share is as follows:
    Year 1 - 1,600,000 shares at $0.25;
    Year 2 - 1,066,667 shares at $0.37 1/2;
    Year 3 - 800,000 shares at $0.50;
    Year 4 - 640,000 shares at $0.62 1/2; and
    Year 5 - 533,333 shares at $0.75.
 ** Securities are owned by Link Assets Limited, a limited liability company of which the reporting person is an affiliate.
*** Intentional misstatements or omissions of facts constitute Federal Criminal
    Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



                                     /s/ Alexander Ammosov
                                -----------------------------------      4/16/02
                                        Alexander Ammosov                Date

NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED.
      IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.